Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Senior Vice
P.O. Box 626	President and Chief Financial
Bassett, VA 24055	Officer
(276) 629-6614 - Investors

Peter D. Morrison, Vice President of Communications
For Immediate Release	(276) 629-6387 – Media

Bassett Furniture News Release

Bassett Announces Board Appointment

Bassett Furniture Industries, Inc. (BSET) announced that on October 7, 2020, Emma S. Battle was elected a member of its Board of Directors. “We welcome Emma Battle to the Bassett Board of Directors,” said Rob Spilman, Chairman and CEO. “She is a successful businessperson with an extensive background in digital strategy, e-commerce marketing, and client success management. She also has been an avid leader and supporter of education in North Carolina for many years. We look forward to enjoying the benefits of her talent, wisdom and expertise.”

After receiving her B.A. degree in Economics and Spanish from Duke University in 1983, Ms. Battle worked at Pepsico in production supervisory roles before obtaining her MBA from Harvard School of Business in 1990. Ms. Battle has over 30 years of business experience in strategy, operations and marketing.  She has spent the past 20 years as an innovative leader in e-commerce, digital, B2C and B2B marketing, along with client success operations. She is currently President and CEO of MarketVigor, a business services company she founded in 2003, and is the President and CEO of Higher Ed Works, a nonpartisan public charity supporting higher public education in North Carolina.  She has previously served as President and Chief Operating Officer at Crisp Digital Agency, Vice President of Client Success at Windsor Circle, an e-commerce marketing company, Vice President of Marketing and Merchandising at Art.com, and, Vice President of Marketing, Vice President of Strategic Planning, Director of Marketing and Director of Operations & Sourcing, at HanesBrands, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 98 company- and licensee-owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes affordable custom-built furniture. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also maintains its traditional wholesale business with more than 700 accounts in the open market, across the United States and internationally, and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)